Exhibit 10.4
TAX SHARING AGREEMENT
BY AND AMONG
PIONEER NATURAL RESOURCES COMPANY
AND
PIONEER SOUTHWEST ENERGY PARTNERS L.P.
                          , 2007

TAX SHARING AGREEMENT
BY AND AMONG
PIONEER NATURAL RESOURCES COMPANY AND
PIONEER SOUTHWEST ENERGY PARTNERS L.P.
     Tax Sharing Agreement (the “Agreement”), dated this ___day of                     , 2007, by and among PIONEER NATURAL RESOURCES COMPANY (“Pioneer”), a Delaware corporation, and PIONEER SOUTHWEST ENERGY PARTNERS L.P. (the “Partnership”), a Delaware limited partnership.
RECITALS
     WHEREAS, Pioneer is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code (as defined below), which currently files a consolidated federal income tax return;
     WHEREAS, the Partnership Group (as defined below) includes various entities that may be required to join with Pioneer in the filing of a consolidated, combined or unitary state tax return;
     WHEREAS, the Parties wish to set forth the general principles under which they will allocate and share various Taxes (as defined below) and related liabilities;
     WHEREAS, Pioneer, on behalf of itself and its present and future subsidiaries other than the Partnership Group (“Pioneer Group”), and the Partnership, on behalf of itself and its present and future subsidiaries (the “Partnership Group”), are entering into this Agreement to provide for the allocation among the Pioneer Group and the Partnership Group of all responsibilities, liabilities and benefits relating to any Tax for which a Combined Return (as defined herein) is filed for a taxable period including or beginning on or after the Effective Date (as defined herein) and to provide for certain other matters;
     NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
     “Accounting Referee” is defined in Section 6.11 herein.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

     “Combined Group” means a group of corporations or other entities that files a Combined Return.
     “Combined Return” means any Tax Return (other than a Tax Return for Federal income taxes) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), or unitary basis that includes activities of any member of the Pioneer Group and any member of the Partnership Group.
     “Effective Date” means 7:00 a.m. on ___1st, 2007.
     “Final Determination” means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (i) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement, an accepted offer in compromise, or a comparable agreement under laws of the particular Tax Authority, (iv) by execution of a form under the laws of a Tax Authority that is comparable to an Internal Revenue Service Form 870 or 870-AD (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or (v) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund may be adjusted.
     “Notice” is defined in Section 6.01 herein.
     “Partnership Group” is defined in the Recitals to this Agreement.
     “Partnership Group Combined Tax Liability” means, with respect to any Tax, the Partnership Group’s liability for such Tax owed with respect to a Combined Return for a taxable period, as determined under Section 3.02 of this Agreement.
     “Partnership Group Deposit” is defined in Section 3.04 herein.
     “Partnership Group Members” means those entities included in the Partnership Group.
     “Partnership Group Pro Forma Combined Return” means a pro forma Combined Return or other schedule prepared pursuant to Section 3.02 of this Agreement.
     “Party” means each of Pioneer and the Partnership, and solely for purposes of this definition, “Pioneer” includes the Pioneer Group and the “Partnership” includes the Partnership Group. Each of Pioneer and the Partnership shall cause the Pioneer Group and the Partnership Group, respectively, to comply with this Agreement.
     “Pioneer Group” is defined in the Recitals to this Agreement.

     “Tax” means any of the Taxes.
     “Tax Attribute” means a Tax Item of a member of the Partnership Group reflected on a Combined Return that is comparable to one or more of the following attributes with respect to a Federal income tax consolidated tax return: a net operating loss, a net capital loss, an unused investment credit, an unused foreign tax credit, an excess charitable contribution, a U.S. federal minimum tax credit or a U.S. federal general business credit (but not tax basis or earnings and profits).
     “Tax Authority” means a domestic governmental authority (other than the United States) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (excluding the U.S. Internal Revenue Service).
     “Tax Controversy” means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding initiated by Pioneer or the Partnership or any Tax Authority.
     “Tax Item” means any item of income, gain, loss, deduction or credit, or other item reflected on a Tax Return or any Tax Attribute.
     “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     “Taxes” means all forms of taxation, whenever created or imposed, and whether imposed by a domestic, local, municipal, governmental, state, federation or other body, but excluding taxes imposed by the United States, and without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amounts imposed by any such Tax Authority.
     Any term used but not capitalized herein that is defined in the Code or in the Treasury Regulations thereunder shall, to the extent required by the context of the provision at issue, have the meaning assigned to it in the Code or such regulation.

ARTICLE II
PREPARATION AND FILING OF TAX RETURNS
     Section 2.01 Manner of Filing.
     (a) For periods that include the Effective Date and periods after the Effective Date, Pioneer shall have the sole and exclusive responsibility for the preparation and filing of, and shall prepare and file, all Combined Returns or cause to be prepared and filed all Combined Returns. Pioneer shall be authorized to take any and all action necessary or incidental to the preparation and filing of a Combined Return, including, without limitation, (i) making elections and adopting accounting methods, (ii) filing all extensions of time, including extensions of time for payment of tax, (iii) filing claims for refund or credit, or (iv) giving waivers or bonds.
     (b) For periods that include the Effective Date and periods after the Effective Date, the Partnership Group shall have the sole and exclusive responsibility for the preparation and filing of, and shall prepare and file or cause to be prepared and filed, all Tax Returns of the Partnership Group Members that are not Combined Returns.
     (c) Pioneer shall have sole discretion to include, or cause to be included, in a Combined Return for any Tax any member of the Partnership Group for which inclusion in such Combined Return is elective; provided, however, that the Partnership Group Combined Tax Liability for any period shall not exceed the aggregate of (x) each such elective Partnership Group Member’s liability for such Tax for such period, computed as if such Partnership Group Member were not included in such Combined Return and (y) the Partnership Group Combined Tax Liability calculated for the Partnership Group Members for which inclusion is not elective. Pioneer shall provide pro forma Tax Returns pursuant to Section 3.05 of this Agreement to support the calculation of the amount of any decrease in the Partnership Group Combined Tax Liability pursuant to this Section 2.01(c).
     Section 2.02 Franchise Tax Taxable Period. References to “taxable period” for any franchise or other doing business Tax shall mean the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.
ARTICLE III
ALLOCATION OF TAXES
     Section 3.01 Liability of the Partnership Group for Combined Taxes. For each Tax for each taxable period that includes or begins on or after the Effective Date and for which a Combined Return is filed, the Partnership Group Members included in such Combined Return shall be liable to Pioneer for an amount equal to the Partnership Group Combined Tax Liability in respect of such Tax.
     Section 3.02 Partnership Group Combined Tax Liability. With respect to each Tax for each taxable period that includes or begins on or after the Effective Date and for which a member of the Partnership Group is included in a Combined Return, the Partnership Group Combined Tax Liability for such Tax for such taxable period shall be the Tax for such taxable period as determined on a Partnership Group Pro Forma Combined Return prepared:
     (a) by including only the Tax Items of the members of the Partnership Group that are included in the Combined Return and computing the liability of the Partnership Group Members for such Tax as if such Partnership Group Members were included in a separate consolidated or unitary group;
     (b) except as provided in Section 3.02(e) hereof, using all elections, accounting methods and conventions used on the Combined Return for such period;
     (c) applying the Tax rate in effect for the Combined Return of the Combined Group for such taxable period;
     (d) assuming that the Partnership Group elects not to carry back any net operating losses; and
     (e) assuming that the Partnership Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the Partnership Group that would be available if the Partnership Group Combined Tax Liability for each taxable period ending after January 1, 2007 were determined in accordance with this Section 3.02.
     Section 3.03 Preparation and Delivery of Pro Forma Tax Returns. Not later than 90 days following the date on which a Combined Return is filed with the appropriate Tax Authority, Pioneer shall prepare and deliver to the Partnership the related Partnership Group Pro Forma Combined Return calculating the Partnership Group Combined Tax Liability attributable to the period covered by such filed Combined Return.
     Section 3.04 Payment of Tax. Pioneer shall timely pay (or shall cause to be timely paid) any Tax reflected on a Combined Return and hold harmless the Partnership for all liability for such Tax. In the event Pioneer is required to make an estimated payment or deposit of any Tax of any Combined Group which includes any member of the Partnership Group, Pioneer shall calculate the portion, if any, of such estimated payment or deposit attributable to the Partnership Group using a methodology similar to that described in Section 3.02 (the “Partnership Group Deposit”) and shall present such calculation to the Partnership. Within 5 days thereafter, the Partnership shall pay the Partnership Group Deposit to Pioneer. Within 30 days after delivery by Pioneer of a Partnership Group Pro Forma Combined Return to the Partnership calculating the Partnership Group Combined Tax Liability with respect to a Combined Return, the Partnership shall pay to Pioneer such Partnership Group Combined Tax Liability less the amount of any Partnership Group Deposit relating to the same Combined Return.
     Section 3.05 Subsequent Changes in Treatment of Tax Items. With respect to any Combined Return for any taxable period beginning on or after the Effective Date, in the event of a change in the treatment of any Tax Item of any member of a Combined Group as a result of a Final Determination, within 30 days following such Final Determination (i) Pioneer shall calculate the change, if any, to the Partnership Group Combined Tax Liability resulting from such change, (ii) Pioneer shall pay any decrease in the Partnership Group Combined Tax

Liability to the Partnership, and (iii) the Partnership shall pay any increase in the Partnership Group Combined Tax Liability to Pioneer.
ARTICLE IV
CONTROL OF TAX PROCEEDINGS; COOPERATION AND EXCHANGE OF INFORMATION
     Section 4.01 Control of Proceedings. Except as provided in this Article IV, Pioneer shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility under this Agreement as well as all Tax Returns for all taxable periods ending before the Effective Date. The Partnership shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility under this Agreement. Except as otherwise provided in this Article IV, any costs incurred in handling, settling or contesting any Tax Controversy shall be borne by the Party having full responsibility and discretion thereof.
     Section 4.02 Cooperation and Exchange of Information.
     (a) Each Party shall cooperate fully at such time and to the extent reasonably requested by any other Party in connection with the preparation and filing of any Tax Return or claim for refund, or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or other matters considered in this Agreement. Such cooperation shall include, without limitation, the following: (i) the retention and provision on demand of Tax Returns, books, records (including those concerning ownership and Tax basis of property which a Party may possess), documentation or other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Taxing Authorities, until the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof); (ii) the provision of additional information, including an explanation of material provided under clause (i) of this Section 4.02(a), to the extent such information is necessary or reasonably helpful in connection with the foregoing; (iii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return by Pioneer, the Partnership or of their respective subsidiaries, or in connection with any audit, dispute, proceeding, suit or action; and (iv) such Party’s commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.
     (b) Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with any of the foregoing matters.
     (c) If any Party fails to provide any information requested pursuant to Section 4.02 hereof within a reasonable period, as determined in good faith by the Party requesting the information, then the requesting Party shall have the right to engage a public accounting firm to gather such information, provided that 30 days’ prior written notice is given to the unresponsive Party. If the unresponsive Party fails to provide the requested information within 30 days of receipt of such notice, then such unresponsive Party shall permit the requesting Party’s public accounting firm full access to all appropriate records or other information as reasonably necessary to comply with this Section 4.02 and shall reimburse the requesting Party or pay directly all costs connected with the requesting Party’s engagement of the public accounting firm.
ARTICLE V
WARRANTIES AND REPRESENTATIONS; PAYMENT OBLIGATIONS
     Section 5.01 Warranties and Representations Relating to Actions of Pioneer and the Partnership. Each of Pioneer and the Partnership warrants and represents to the other that:
     (a) in the case of Pioneer, it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power to carry out the transactions contemplated by this Agreement;
     (b) in the case of the Partnership, it is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power to carry out the transactions contemplated by this Agreement;
     (c) it has duly and validly taken all action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;
     (d) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms subject, as to the enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) to general principles of equity, whether enforcement is sought in a proceeding at law or in equity; and
     (e) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with any of the provisions of this Agreement will not (i) conflict with or result in a breach of any provision of its certificate of incorporation, by-laws, certificate of limited partnership, limited partnership agreement or general partnership agreement, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or affecting any of its properties or assets.
     Section 5.02 Calculation of Payment Obligations. Except as otherwise provided under this Agreement, to the extent that the payor Party has a payment obligation to the payee Party pursuant to this Agreement, the payee Party shall provide the payor Party with its calculation of the amount of such obligation. The documentation of such calculation shall provide sufficient detail to permit the payor Party to reasonably understand the calculation. All payment obligations shall be made to the payee Party or to the appropriate Tax Authority as specified by the payee Party within 30 days after delivery by the payee Party to the payor Party of written notice of a payment obligation. Any disputes with respect to payment obligations shall be resolved in accordance with Section 6.11 below.
     Section 5.03 Prompt Performance. All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.
     Section 5.04 Interest. Payments pursuant to this Agreement that are not made within the period prescribed therefor in this Agreement shall bear interest (compounded daily) from and including the date immediately following the last date of such period through and including the date of payment at a rate equal to the Federal short-term rate or rates established pursuant to Section 6621 of the Code for the period during which such payment is due but unpaid.
     Section 5.05 Tax Records. The Parties to this Agreement hereby agree to retain and provide on proper demand by any Tax Authority (subject to any applicable privileges) the books, records, documentation and other information relating to any Tax Return until the later of (a) the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof), (b) the date specified in an applicable records retention agreement entered into with a Tax Authority, (c) a Final Determination made with respect to such Tax Return and (d) the final resolution of any claim made under this Agreement for which such information is relevant.
     Section 5.06 Continuing Covenants. Each Party agrees (1) not to take any action reasonably expected to result in a new or changed Tax Item that is detrimental to any other Party and (2) to take any action reasonably requested by any other Party that would reasonably be expected to result in a new or changed Tax Item that produces a benefit or avoids a detriment to such other Party; provided that such action does not result in any additional cost not fully compensated for by the requesting Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.
ARTICLE VI
MISCELLANEOUS PROVISIONS
     Section 6.01 Notice. Any notice, demand, claim, or other communication required or permitted to be given under this Agreement (a “Notice”) shall be in writing and may be personally served provided a receipt is obtained therefor, or may be sent by certified mail return receipt requested postage prepaid, to the Parties at the following addresses (or at such other address as one Party may specify by notice to any other Party):

Pioneer at:	Pioneer Natural Resources Company
5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039
Phone: (972) 444-9001
Fax: (972) 969-3587
Attention: General Counsel

Partnership at:	Pioneer Southwest Energy Partners L.P.
c/o Pioneer Natural Resources GP LLC
5205 North O’Connor Blvd., Suite 200
Irving, Texas 75039-3746
Phone: (972) 444-9001
Facsimile: (972) 969-3552
Attention: Secretary
     A Notice which is delivered personally shall be deemed given as of the date specified on the written receipt therefor. A Notice mailed as provided herein shall be deemed given on the third business day following the date so mailed. Notification of a change of address may be given by any Party to another in the manner provided in this Section 6.01 for providing a Notice.
     Section 6.02 Required Payments. Unless otherwise provided in this Agreement, any payment of Tax required shall be due within 30 days of a Final Determination of the amount of such Tax.
     Section 6.03 Injunctions. The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.
     Section 6.04 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the Parties shall, in connection with entering into this Agreement, perform its obligations hereunder and take any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other Parties with all such information as such Parties may reasonably request in order to be able to comply with the provisions of this sentence.
     Section 6.05 Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the Parties and their respective successors and permitted assigns.
     Section 6.06 Setoff. Except as provided by Section 2.01(c) of this Agreement, all payments to be made under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

     Section 6.07 Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
     Section 6.08 Termination and Survival. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) or until otherwise agreed to in writing by Pioneer and the Partnership, or their successors.
     Section 6.09 Amendments; No Waivers.
     (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Pioneer and the Partnership, or in the case of a waiver, by the Party against whom the waiver is to be effective.
     (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 6.10 Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in the State of Delaware.
     Section 6.11 Resolution of Certain Disputes. Any disagreement between the Parties with respect to any matter that is the subject of this Agreement, including, without limitation, any disagreement with respect to any calculation or other determinations by Pioneer hereunder, which is not resolved by mutual agreement of the Parties, shall be resolved by a nationally recognized independent accounting firm chosen by and mutually acceptable to the Parties hereto (an “Accounting Referee”). Such Accounting Referee shall be chosen by the Parties within fifteen (15) business days from the date on which one Party serves written notice on another Party requesting the appointment of an Accounting Referee, provided that such notice specifically describes the calculations to be considered and resolved by the Accounting Referee. In the event the Parties cannot agree on the selection of an Accounting Referee, then the Accounting Referee shall be any office or branch of the public accounting firm of PricewaterhouseCoopers. The Accounting Referee shall resolve any such disagreements as specified in the notice within 30 days of appointment; provided, however, that no Party shall be required to deliver any document or take any other action pursuant to this Section 6.11 if it determines that such action would result in the waiver of any legal privilege or any detriment to its business. Any resolution of an issue submitted to the Accounting Referee shall be final and binding on the Parties hereto without further recourse. The Parties shall share the costs and fees of the Accounting Referee equally.

     Section 6.12 Confidentiality. Except to the extent required to protect a Party’s interests in a Tax Controversy, each Party shall hold and shall cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party) concerning another Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Agreement. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by another Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.
     Section 6.13 Costs, Expenses and Attorneys’ Fees. Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses incurred pursuant to this Agreement. In the event a Party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action, proceeding, or appeal, whether or not such action, proceeding or appeal proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys’ fees as may be awarded in the action, proceeding or appeal in addition to whatever other relief the prevailing party may be entitled. For purposes of this Section 6.13, the “prevailing party” shall be the Party who is entitled to recover its costs; a Party not entitled to recover its costs shall not recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of the judgment for purposes of determining whether a Party is entitled to recover its costs or attorneys’ fees.
     Section 6.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     Section 6.15 Severability. The Parties hereby agree that, if any provision of this Agreement should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made, and only to the extent of the invalidity, and any such invalidity or unenforceability in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All other remaining provisions of this Agreement shall remain in full force and effect for the particular jurisdiction and all other jurisdictions.
     Section 6.16 Entire Agreement.
     (a) This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between the Pioneer Group and the Partnership Group.

     (b) In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other agreement between the Pioneer Group and the Partnership Group the provisions of this Agreement shall take precedence and to such extent shall be deemed to supersede such conflicting provisions under the other agreement.
     Section 6.17 Assignment. This Agreement is being entered into by Pioneer and the Partnership on behalf of themselves and each member of the Pioneer Group and the Partnership Group. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a member of the Pioneer Group or the Partnership Group in the future. Each of Pioneer and the Partnership hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the Pioneer Group and the Partnership Group, respectively. Each of Pioneer and the Partnership shall, upon the written request of the other, cause any of their respective group members to formally execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the entities bound hereby for so long as such successors, assigns or controlling persons are members of the Pioneer Group or the Partnership Group or their successors and assigns.
     Section 6.18 Fair Meaning. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against the drafter.
     Section 6.19 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.
     Section 6.20 Construction. In this Agreement, unless the context otherwise requires the terms “herein,” “hereof,” and “hereunder” refer to this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

PIONEER NATURAL RESOURCES COMPANY

By:

Name:

Title:

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

By:	Pioneer Natural Resources GP LLC, its general partner
By:

Richard P. Dealy
Executive Vice President, Chief Financial Officer, Treasurer and Director